UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 7, 2006

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 10, 2006, Celera Genomics (NYSE:CRA), an Applera Corporation business, and Pharmacyclics, Inc. (Nasdaq:PCYC), a Delaware corporation (the "Registrant"), issued a press release announcing that Pharmacyclics has acquired multiple small molecule drug candidates for the treatment of cancer and other diseases from Celera Genomics, pursuant to an Assignment Agreement dated April 7, 2006, the Registrant has acquired Celera technology and intellectual property relating to drugs that target histone deacetylase (HDAC) enzymes, selective HDAC enzymes, angiogenesis molecules and B cell tyrosine kinases involved in immune function. The financial terms of the transaction include an upfront cash payment of $2 million and an equity payment of between five hundred thousand and one million shares of the Registrant's common stock, depending on the Registrant's stock price during a specified period. If these programs meet certain developmental stage milestone events and result in drugs that are approved and commercialized in key geographical markets, the Registrant will make future milestone payments to Celera of up to $144 million. In addition, Celera will be entitled to royalty payments in the mid- to high single digits based on annual sales of any drugs commercialized from the three programs.

The foregoing description is qualified in its entirety by reference to the Registrant's Press Release dated April 10, 2006, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.01     Completion of Acquisition of Assets

The information disclosed in Item 1.01 hereof is incorporated by reference into this Item 2.01.

Item 9.01     Financial Statements and Exhibits.

(c)     Exhibits

Exhibit No.	Description
99.1	Press Release of Pharmacyclics, Inc. dated April 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 10, 2006

PHARMACYCLICS, INC. By: /s/ LEIV LEA Name: Leiv Lea Title: Vice President, Finance & Administration and CFO and Secretary

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED APRIL 10, 2006
Exhibit	Description
99.1	Press Release of Pharmacyclics, Inc. dated April 10, 2006. PDF

         PDF    Also provided in PDF as a courtesy.